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                                                                       EXHIBIT 8



                               CONNER & WINTERS
                                 [LETTERHEAD]

                                January 17, 1997




Board of Directors
Jameson Inns, Inc.
8 Perimeter Center East
Suite 8050
Atlanta, GA  30346-1603

Gentlemen:

         We have acted as counsel to Jameson Inns, Inc., a Georgia corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (the "Act"), a Registration Statement on Form S-3 (the "Registration Statement") of an offering (the "offering") to sell on a delayed or continuous basis an indeterminate number of (i) shares of the Company's common stock par value $.10 per share (the "Common Stock") (ii) warrants to purchase shares of Common Stock, and (iii) shares of the Company's preferred stock, par value $1.00 per share.

         In connection with our representation of the Company in the preparation and filing of the Registration Statement, you have requested our opinion as to certain federal income tax matters related to the offering. We are rendering this opinion pursuant to such request. All terms capitalized in this opinion shall have the same meanings as in the Registration Statement unless otherwise defined herein.

         In connection with this opinion, we have examined such certificates, documents and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In


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January 17, 1997
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our examination, we have assumed the genuineness of all signatures, the accuracy, authenticity and completeness of all documents, certificates and records submitted to us as originals, and the conformity with the originals of all documents, certificates and records submitted to us as copies. In addition, for purposes of our opinion we have relied upon the initial and continuing accuracy of the following statements, representations and covenants which have been made by the Company and Thomas W. Kitchin to us in letters dated January 17, 1997:

Representations from the Company:


         1. As of the date hereof, the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         2. The accountants who certified or will certify the financial statements included in the financial reports of the Company to be delivered to prospective investors with the Registration Statement or incorporated by reference in the Registration Statement are and will be independent certified public accountants with respect to the Company.

         3. The balance sheet of the Company as of September 30, 1996 which is incorporated by reference in the Registration Statement presents fairly the Company's financial position as of the date indicated; said balance sheet has been prepared in conformity with general accepted accounting principles applied on a consistent basis; and since September 30, 1996 through the date hereof, there has not been any material adverse change in the financial position of the Company.

         4. The amounts of the Company's net operating loss carryforwards and its Built-In Gain, as presented in the Registration Statement, are accurately stated.

         5. On or before the due date (including extensions, if applicable) for the filing of its federal income tax return for its taxable year ending December 31, 1994, the Company made an election with the filing of such return to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").

         6. The Company has been continuously since the date of the closing of its initial public offering of stock (the "Closing Date") and currently is a corporation (1) which is managed by one or more directors; (2) the beneficial ownership of which is evidenced by transferable shares; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4) which is neither (A) a financial institution referred to in Code Section 582(c)(5), nor (B) an insurance company to which subchapter L of the Code applies; (5) which uses a


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January 17, 1997
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calendar year for income tax purposes; (6) which maintains the actual ownership records as required by Code Section 857(a)(2) as well as other recordkeeping, filing and other administrative requirements of the Code and Treasury Regulations that must be met in order to elect and maintain REIT status; and (7) which meets certain other tests described below regarding the nature of its income and assets which are necessary to qualify for and remain qualified as a REIT.

         7. The beneficial ownership of the Company has been since the Closing Date through the date hereof held by 100 or more persons.

         8. Beginning January 1, 1994, through the date hereof (i) at least 95 percent of the Company's gross income for each tax year (excluding gross income from "prohibited transactions" as such term is defined in Code Section 857(b)(6)) has been derived from the following sources: dividends, interest, rents from real property and gross income from the other remaining sources listed in Code Section 856(c)(2); (ii) at least 75 percent of its gross income for each tax year (excluding gross income from "prohibited transactions") has been derived from the following sources: rents from real property, interest on obligations secured by mortgages on real property or on interests in real property and gross income from the other remaining sources listed in Code
Section 856(c)(3); and (iii) less than 30 percent of its gross income has been derived from the sale or other disposition of stock or securities held for less than one year, property in a "prohibited transaction", and real property held for less than four years other than property which is involuntarily converted or which is foreclosure property within the definition of Code Section 856(e).

         9. The Company currently satisfies the following assets tests and has satisfied such tests at the end of each calendar quarter beginning on or after January 1, 1994: (i) at least 75% of value of the Company's total assets is represented by "real estate assets," as such term is defined in Section 856(b)(6) of the Code, cash, cash items (including receivables) and government securities; and (ii) no more than 25 percent of the value of the Company's total assets is represented by securities other than those includable in the 75 percent asset class, with the value of any one issuer's securities owned by the Company not exceeding 5 percent of the value of the Company's total assets and with not more than 10 percent of the outstanding voting securities of such issuer being owned by the Company.

         10. Before January 1, 1994, the Company distributed all of its earnings and profits, if any, as of December 31, 1993. At December 31, 1993, the Company had no accumulated or current earnings and profits.

         11. The Company made an election, as provided by Internal Revenue Notice 88-19, to allow it to be subject to rules similar to those imposed on S corporations under Section 1374 of the Code with respect to the recognition of the "built-in-gain", as defined in Code


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January 17, 1997
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Section 1374(a), of the Company's assets at the effective time of its REIT election at January 1, 1994.

         12. The Company has not and will not manage or operate the Inns; the Company has not and will not furnish or render services of any kind to the occupants of the Inns; the Company entered into the Lease with Jameson Operating Company on the Closing Date; and the Lease has been continuously in effect since the Closing Date through the date hereof.

         13. The Company has not charged and does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of gross daily room revenues under the Lease).

         14. The rental income derived by the Company from the Lease attributable to personal property, as calculated under Code Section 856(d)(1), has been through the date hereof and will continue to be less than 15 percent of the total rental income attributable to both the real and personal property leased under the Lease.

         15. The Company has not received and will not receive income, directly or indirectly, from any person in which it owns, directly or indirectly (within the limitations of Code Section 318(a) as modified by Code Section 856(d)(5))
(i) in the case of any person which is a corporation, either 10 percent or more of the total combined voting power of all classes of stock of the corporation entitled to vote, or 10 percent or more of the total number of shares of all classes of stock of the corporation and (ii) in the case of a person which is not a corporation, an interest of 10 percent or more in the net assets or net profits of such person.

         16. The Company has adhered and will adhere to the terms of the Lease. Further, (i) the total amount of the Rent under the Lease has not substantially exceeded and will not substantially exceed the fair rental value of the Inns;
(ii) there has not been and there is no arrangement, agreement or understanding between the Company and the Operator whereby it is contemplated that the Operator will or may acquire the Inns; and (iii) no portion of the Rent has been or will be specifically designated as interest or has been or will be recognizable as the equivalent of interest.

         17. The Company has not been since January 1, 1994 and is not and will not be primarily engaged in the business of the sale of Inns. However, in the event the Company decides to sell an Inn and associated property at a future time, the Company will comply with the safe harbor provisions of the Code with respect to such sales, as provided in Code Section 857(b)(6).

         18. Attached hereto as Exhibit A are the Company's Amended and Restated Articles of Incorporation including all amendments thereto through the date of this letter. The Company


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January 17, 1997
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has observed and will observe the restrictions on ownership provided for in such
Articles (the "Ownership Limit" and the "Related Party Limit" provisions) and will not amend such provisions.

         19. The Company has distributed for each of its taxable years beginning on or after January 1, 1994 and will distribute to its stockholders each taxable year dividends in an amount at least equal to: (A) the sum of (i) 95 percent of the "real estate investment trust taxable income" for the taxable year (as defined in Code Section 857(b)(2)) computed without regard to the dividends paid deduction and excluding net capital gain; and (ii) 95 percent of its net income (after tax), if any from foreclosure property as defined in Code Section 856(e); less (B) the sum of certain items of noncash income, as determined under Code
Section 857(e).

         20. There are no other documents or agreements which alter, modify or change in any way the validity and accuracy of the above representations and information.



Representation from Thomas W. Kitchin:

         1. From and after January 31, 1994, Thomas W. Kitchin has not owned and will not acquire ownership, directly or constructively (under Code section 318(a), as modified by Code section 856(d)(5)) of 10 percent or more (in the case of a corporation, of the total combined voting power of all classes of stock entitled to vote or the total number of shares of all classes of stock of such corporation and in the case of any person which is not a corporation, in the assets or net profits of such person) of a person, as such term is defined in the Code, from whom the Company derives income.

         On the basis of the foregoing and subject to the qualifications and limitations set forth herein, it is our opinion that the Company has met the qualification requirements for a "real estate investment trust" during its taxable years ending on or after December 31, 1994, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code, assuming no change in applicable underlying law. The discussion in the Registration Statement under the caption "Federal Income Tax Considerations" is accurate and complete in all material respects.

         We are members of the Oklahoma Bar and, accordingly, do not express or purport to express any opinions with respect to any laws other than the laws of the State of Oklahoma and the federal laws of the United States of America. In rendering the foregoing opinion, we have with your permission relied on certain factual matters have been based on certificates of officers of the Company. The certificates referred to above are in form satisfactory to us and copies thereof have been delivered to you. We and you are justified in relying thereon.


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January 17, 1997
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         This opinion is being rendered for your benefit and is not to be used, circulated or otherwise referred to in connection with any transactions other than those contemplated in the Agreement.

                                       Sincerely,



                                       CONNER & WINTERS,
                                       A Professional Corporation